Exhibit 3.1

ARTICLES OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

CHOICEPOINT, INC.

(Pursuant to Georgia Business Corporation Code Section 14-2-1006)

ChoicePoint Inc. (hereinafter called the “corporation”), a corporation organized and existing under and by virtue of the Georgia Business Corporation Code, does hereby certify:

1.	The name of the corporation is ChoicePoint Inc.

2.	The text of each amendment as adopted is as follows:

Section 2 of Article IV of the Articles of Incorporation of ChoicePoint Inc. is amended and restated in its entirety as follows:

2. At the 2006 Annual Meeting of Shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 Annual Meeting of Shareholders; at the 2007 Annual Meeting of Shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 Annual Meeting of Shareholders; at the 2008 Annual Meeting of Shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 Annual Meeting of Shareholders; and at each Annual Meeting of Shareholders thereafter, the directors shall be elected for terms expiring at the next Annual Meeting of Shareholders. A Director shall hold office until the Annual Meeting of Shareholders for the year in which such Director’s term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

3. The amendment has been duly approved by the shareholders on April 25, 2006 in accordance with the provisions of Code Section 14-2-1003.

Executed on this 3rd day of May, 2006.

/s/ J. Michael de Janes
J. Michael de Janes
General Counsel

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

CHOICEPOINT INC.

ChoicePoint Inc., a Georgia corporation, amends its Articles of Incorporation pursuant to the Georgia Business Corporation Code (the “Code”) as follows:

1.	The name of the corporation is ChoicePoint Inc. (the “Corporation”).

2.	Article II of the Articles of Incorporation shall be amended to read in its entirety as follows:

“The Corporation shall have authority to issue Four Hundred Million (400,000,000) shares of Common Stock, $0.10 par value per share. The Corporation shall have the authority to issue Ten Million (10,000,000) shares of Preferred Stock, $0.01 par value per share. Shares that are reacquired by the Corporation shall be classified as treasury shares unless the terms of such stock provide to the contrary. The designations and preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of Common Stock are as follows:

COMMON STOCK

Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article II, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges provided for herein, including, but not limited to, the following rights and privileges:

(a) Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(b) The holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

(c) Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

PREFERRED STOCK

In accordance with the provisions of the Georgia Business Corporation Code, the Board of Directors of the Corporation may determine the preferences, limitations, and relative rights of (l) any class of shares before the issuance of any shares of that class or (2) one or more series within a class, and designate the number of shares within that series, before the issuance of any shares of that series.”

3. This amendment was duly approved and adopted on July 30, 2002 by the Board of Directors of the Corporation and on September 30, 2002 by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Code.

IN WITNESS WHEREOF, the undersigned officer has executed these Articles of Amendment on the 30th day of September, 2002.

CHOICEPOINT INC.

By:	/s/ J. Michael de Janes
J. Michael de Janes
General Counsel & Secretary

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ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

CHOICEPOINT INC.

Pursuant to Section 14-2-1006 of the Georgia Business Corporation Code (the “Code”), the undersigned Corporation does hereby adopt the following amendment to its Articles of Incorporation:

1. The name of the corporation is ChoicePoint Inc. (the “Corporation”).

2. The Articles of Incorporation of the Corporation are hereby amended by deleting the second sentence of the first paragraph of Article II in its entirety and substituting therefor the following: “The Corporation shall have the authority to issue Ten Million (10,000,000) shares of Preferred Stock, $0.01 par value per share.” The first paragraph of Article II of the Articles of Incorporation, as amended, shall read as follows:

The Corporation shall have authority to issue One Hundred Million (100,000,000) shares of Common Stock, $0.10 par value per share. The Corporation shall have the authority to issue Ten Million (10,000,000) shares of Preferred Stock, $0.01 par value per share. Shares that are reacquired by the Corporation shall be classified as treasury shares unless the terms of such stock provide to the contrary. The designations and preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of Common Stock are as follows:

3. The amendment to the Articles of Incorporation of the Corporation set forth herein was duly adopted by the Board of Directors of the Corporation by unanimous written consent on June 25, 1997, and by the Sole Shareholder of the Corporation by unanimous written consent on June 26, 1997 in accordance with the provisions of Section 14-2-1003 of the Code.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these Articles of Amendment on behalf of the Corporation, this 26th day of June, 1997.

CHOICEPOINT INC.

By:	/s/ J. Michael de Janes
Name:	J. Michael de Janes
Title:	General Counsel

ARTICLES OF INCORPORATION

OF

CHOICEPOINT INC.

I.

(a) The name of the Corporation is ChoicePoint Inc.

(b) The street address and county of the initial registered office of the Corporation shall be 1000 Alderman Drive, Alpharetta, Georgia 30202, Fulton County. The initial Registered Agent of the Corporation at such address shall be J. Michael de Janes.

(c) The mailing address of the initial principal office of the Corporation is 1000 Alderman Drive, Alpharetta, Georgia 30202.

(d) The name and address of the Incorporator is J. Michael de Janes, 1000 Alderman Drive, Alpharetta, Georgia 30202.

II.

The Corporation shall have authority to issue One Hundred Million (100,000,000) shares of Common Stock, $0.10 par value per share. The Corporation shall have the authority to issue One Hundred Million (100,000,000) shares of Preferred Stock, $0.01 par value per share. Shares that are reacquired by the Corporation shall be classified as treasury shares unless the terms of such stock provide to the contrary. The designations and preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of Common Stock are as follows:

Common Stock

Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article II, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges provided for herein, including, but not limited to, the following rights and privileges:

(a) Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(b) The holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

(c) Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

Preferred Stock

In accordance with the provisions of the Georgia Business Corporation Code, the Board of Directors of the Corporation may determine the preferences, limitations, and relative rights of (1) any class of shares before the issuance of any shares of that class or (2) one or more series within a class, and designate the number of shares within that series, before the issuance of any shares of that series.

III.

Except as otherwise provided in these Articles of Incorporation or pursuant to the terms of any authorized series of Preferred Stock or by action of the Board of Directors pursuant to the Georgia Business Corporation Code, the vote required for shareholder action on all matters shall be the minimum vote required by the Georgia Business Corporation Code.

IV.

(a) The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:

1. The number of Directors shall be not less than seven (7), nor more than fifteen (15) shareholders, and shall be fixed within such range by the Board of Directors.

2. The Directors shall be divided into three classes, designated as Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each Annual Meeting of Shareholders, successors to the class of directors whose term expires at that Annual Meeting of Shareholders shall be elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to the Board of Directors to fill a vacancy resulting from an increase in such a class shall hold office for a term that shall coincide with the remaining term of that Class, unless otherwise required by law, but in no case shall a decrease in the number of directors for a class shorten the term of an incumbent director. A director shall hold office until the Annual Meeting of Shareholders for the year in which such director’s term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

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3. Any vacancy on the Board of Directors that results from an increase in the number of directors or from prior death, resignation, retirement, disqualification or removal from office of a director shall be filled by a majority of the Board of Directors then in office, though less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy resulting from prior death, resignation, retirement, disqualification or removal from office of a director, shall have the same remaining term as that of his or her predecessor.

(b) Except as may be prohibited by law or by these Articles of Incorporation, the Board of Directors shall have the right to make, alter, amend, change, add to, or repeal the bylaws of the Corporation, and have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time-to-time shall govern the Board of Directors, each of its members, including without limitation, the vote required for any action by the Board of Directors, and that from time-to-time shall affect the directors’ powers to manage the business and affairs of the Corporation. No bylaw shall be adopted by shareholders that shall impair or impede the implementation of the foregoing.

(c) Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage for separate class vote for certain actions may be permitted by law, by these Articles of Incorporation or by the bylaws of the Corporation), the affirmative vote of the holders of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all the outstanding shares of Voting Stock, voting together as a single class, shall be required to make, alter, amend, change, add to or repeal any provision of these Articles of Incorporation or the bylaws of the Corporation inconsistent with this Article IV; provided, however, that this Article IV (c) shall not apply to, and such two-thirds (2/3) vote shall not be required to alter, amend, change, add to or repeal any provisions of the bylaws relating to this Article IV, or this Article 1V of these Articles of Incorporation, recommended by a majority of the Board of Directors.

(d) The invalidity or unenforceability of this Article IV, or any portion hereof, or of any action taken pursuant to this Article IV shall not affect the validity or enforceability of any other provision of these Articles of Incorporation, any action taken pursuant to such other provision, or any action taken pursuant to this Article IV.

V.

No director shall have any liability to the Corporation or to its shareholders for monetary damages for any action taken, or any failure to take action, including without limitation for breach of duty of care or other duty as a director, except for:

(a) Any appropriation of any business opportunity of the Corporation in violation of the director’s duties;

(b) Acts or omissions which involve intentional misconduct or a knowing violation of law;

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(c) The types of liabilities set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

(d) Any transaction from which the director received an improper personal benefit.

VI.

The Corporation shall indemnify its officers and directors to the fullest extent permitted under the Georgia Business Corporation Code. Such indemnification shall not be deemed exclusive of any additional indemnification that the Board of Directors may deem advisable or of any rights to which those indemnified may otherwise be entitled. The Board of Directors of the Corporation may determine from time-to-time whether and to what extent to maintain insurance providing indemnification for officers and directors and such insurance need not be limited to the Corporation’s power of indemnification under the Georgia Business Corporation Code.

VII.

References herein to the Georgia Business Corporation Code shall be deemed to include any amendments to such Code hereinafter enacted.

IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation on the 25th day of April, 1997.

/s/ J. Michael de Janes
J. Michael de Janes, Incorporator

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